For Immediate Release

News Release
Republic Companies Group, Inc. Announces Operating Results for the First Quarter 2006

First Quarter Highlights:

  Revenues: $68.4 million, an increase of 12.0% compared to the prior year first quarter
  Net income: $6.9 million
  Combined Ratio: 92.9%
  Increase in gross and net written premiums: 14.1% and 8.4%, respectively, compared to prior year first quarter
  Increase in net investment income: 51.2% compared to prior year first quarter
  Effects of Hurricanes Katrina and Rita: Well contained within reinsurance covers and consistent with previously reported results
  Annualized return on average equity: 16.1%

Dallas, Texas - May 4, 2006 - (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic" or the "Company") today reported revenues of $68.4 million and net income of $6.9 million for the quarter ended March 31, 2006 ("Q1 2006"). Shareholders' equity was $167.3 million as of March 31, 2006.

Republic's Q1 2006 revenues of $68.4 million represent an increase of 12.0% when compared to the first quarter of 2005 ("Q1 2005"). Net income for Q1 2006 was $6.9 million compared to net income of $7.5 million for Q1 2005. Net income per common share for Q1 2006 was $0.50 (basic and diluted). Reported net income per common share for Q1 2005 was $0.78 (basic and diluted). Pro forma net income per common share for Q1 2005, after giving effect to our August 2005 Initial Public Offering ("IPO") as if it had occurred at the beginning of 2005, would have been $0.54 (basic and diluted). See comments regarding non-GAAP measures in the footnote below.

Net income per common share after taxes for Q1 2006 was reduced $0.05 per share as a result of higher reinsurance costs, $0.03 per share because of the higher expenses associated with the implementation of the provisions of the Sarbanes-Oxley Act ("SOX") and $0.02 per share for the other additional costs of public ownership that were not incurred in Q1 2005.

Gross written premiums in Q1 2006 reached $126.3 million, a 14.1% increase over the comparable period in 2005. This increase was achieved despite a 15.9% decline in personal auto gross written premiums. Net written premiums in Q1 2006 were $63.7 million, 8.4% higher than Q1 2005. Net insurance premiums earned reached $63.2 million, a 10.6% increase over the $57.2 million reported in Q1 2005. Increased reinsurance costs negatively impacted net written premiums and net insurance premiums earned by approximately $1.0 million in Q1 2006. For the 2006 year, Republic substantially replicated its 2005 catastrophe reinsurance covers but increased the reinsurance protection to $100 million, which represented a modeled 500-year probable maximum loss event. These higher reinsurance costs were incurred beginning January 1, while the offsetting benefits from rate increases on the Company's policies in Texas and Louisiana will not begin to be earned until the third quarter of 2006.

Republic's Q1 2006 combined ratio of 92.9% was higher than the 87.3% reported for Q1 2005. The principal negative factors impacting the Q1 2006 combined ratio were higher reinsurance costs (1.5 points), the expenses associated with the implementation of compliance with SOX (1.1 points) and other incremental public company expenses (0.6 point). The ongoing cost of maintaining SOX compliance should decline after the Company has completed its initial implementation.

Excluding catastrophe losses, the Q1 2006 loss ratio was 50.6%, virtually unchanged from the 50.3% loss ratio excluding catastrophes in Q1 2005. As such, the core underwriting fundamentals of the Company's operating strategy continue to produce strong and consistent results. The Q1 2006 catastrophe loss ratio of 2.0% was comparable with the 1.6% reported in the Q1 2005 and is consistent with weather patterns normally anticipated in the first quarter for our operating area.

Parker Rush, President and Chief Executive Officer, commented, "As in prior years, we produced solid premium growth and profitable results in the first quarter of 2006. We are pleased to report that all of our business segments contributed to profits and premium growth in the first quarter. We have continued to meet our responsibilities to the victims of Hurricanes Katrina and Rita and have continued to settle the few remaining pending claims. Our previously reported estimates of ultimate loss and loss adjustment expenses remain sufficient, since these estimates included expected contingencies such as the impact of increased prices resulting from a surge in demand. Our target growth initiatives remain on track and should allow Republic to achieve our planned double-digit premium growth in 2006. Growth in gross and net written premiums will be supplemented in the later quarters of 2006 as we begin to realize the benefits of rate increases that have been approved in Texas and Louisiana that will be effective in the second quarter. These rate increases, as earned, will represent an offset to higher reinsurance costs. Our consistent underwriting results, coupled with the recent rate increases and significantly higher investment earnings, put us on track to achieve our return-on-equity target for 2006."

Financial Overview and Highlights
The highlights of Republic's condensed consolidated financial information for the 2006 and 2005 first quarters are summarized in the following tables.
Condensed Consolidated First Quarter Highlights ($ in millions)	Three Months Ended March 31, 2006 (unaudited)	Three Months Ended March 31, 2005 (unaudited)
Gross written premiums	$ 126.3	$ 110.7
Net written premiums	63.7	58.8
Net insurance premiums earned	63.2	57.2
Net investment income	3.5	2.3
Total revenues earned	68.4	61.1
Net income	6.9	7.5
Net income available to common shareholders	$ 6.9	$ 3.9

Net income per common share
Basic	$ 0.50	$ 0.78
Diluted	$ 0.50	$ 0.78
Weighted average shares outstanding
Basic shares (in millions)	13.8	5.0
Diluted shares (in millions)	13.9	5.0
Pro forma net income per common share [1]
Basic	$ 0.50	$ 0.54
Diluted	$ 0.50	$ 0.54
Pro forma weighted average shares outstanding [1]
Basic shares (in millions)	13.8	13.7
Diluted shares (in millions)	13.9	13.7

Net ex-catastrophe loss ratio	50.6%	50.3%
Net catastrophe loss ratio	2.0%	1.6%
Net expense ratio	40.3%	35.4%
Net combined ratio	92.9%	87.3%

Condensed First Quarter Consolidated Highlights ($ in millions)	As of March 31, 2006 (unaudited)	As of March 31, 2005 (unaudited)
Total assets	$ 801.4	$ 740.1
Shareholders' Equity (GAAP)	167.3	153.7
Annualized return on average equity (GAAP)	16.1%	17.5%

1 The press release contains certain pro forma financial information determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP"). In particular, the 2005 net income per common share has been adjusted to give effect for the August 2005 IPO as if it occurred at the beginning of Q1 2005 by excluding the effect of the accrued preferred stock redeemed in the IPO and by including the additional common shares issued in the IPO. A reconciliation of the reported Q1 2005 net income per common share of $0.78 (basic and diluted) to the pro forma net income per common share of $0.54 (basic and diluted) is as follows:
a. Reported Q1 2005 net income available to common shareholders of $3.9 million is increased by the accrued preferred stock dividends of $3.6 million to equal consolidated net income of $7.5 million.
b. Reported Q1 2005 weighted average common shares outstanding of 5.0 million (basic and diluted) are increased by 8.7 million of additional common shares issued in the IPO for total pro forma weighted average common shares outstanding of 13.7 million.
c. Consolidated net income of $7.5 million is then divided by pro forma weighted average common shares outstanding of 13.7 million to obtain the pro forma Q1 2005 net income per share of $0.54 (basic and diluted).
Management believes this presentation provides useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net earnings per share and weighted average shares outstanding determined in accordance with GAAP.

Contributions by business segment for the quarters ended March 31, 2006 and 2005 are summarized as follows:
Condensed First Quarter Highlights by Segment ($ in millions)	Three Months Ended March 31, 2006 (unaudited)	Three Months Ended March 31, 2005 (unaudited)
Gross Written Premium
Independent Agents - Personal Lines	$ 32.7	$ 31.7
Independent Agents - Commercial Lines	21.7	19.9
Program Management	33.4	28.2
Insurance Services and Corporate	38.5	30.9
Consolidated	$ 126.3	$ 110.7

Net Income
Independent Agents - Personal Lines	$ 2.8	$ 6.5
Independent Agents - Commercial Lines	0.9	(0.1)
Program Management	1.9	0.4
Insurance Services and Corporate	1.3	0.7
Consolidated	$ 6.9	$ 7.5

Net Combined Ratio (GAAP)
Independent Agents - Personal Lines	91.2%	73.6%
Independent Agents - Commercial Lines	98.8%	105.3%
Program Management	90.7%	105.3%
Consolidated	92.9%	87.3%
Percentage Contribution to Consolidated Gross Written Premium
Independent Agents - Personal Lines	25.9%	28.6%
Independent Agents - Commercial Lines	17.2%	17.9%
Program Management	26.5%	25.5%
Insurance Services and Corporate	30.4%	28.0%
Consolidated	100.0%	100.0%

Percentage Contribution to Consolidated Net Income
Independent Agents - Personal Lines	40.2%	86.5%
Independent Agents - Commercial Lines	13.5%	(1.2)%
Program Management	26.9%	5.6%
Insurance Services and Corporate	19.4%	9.1%
Consolidated	100.0%	100.0%

First Quarter Highlights
The year-to-date comparison of gross written premiums and net income by segment and the balanced contributions by segments reflect our re-underwriting initiatives and refined underwriting strategy implemented over the last several years. We continue to seek the balance between growth and profit among business segments that is a key indicator of any insurer's ability to manage fluctuations in market conditions, product underwriting cycles and weather conditions over the long run.

Gross written premiums in Personal Lines increased 3.0% in Q1 2006 when compared to the same quarter in the prior year. This growth included 20.9% growth in our personal property lines, led primarily by our high-margin low-value dwelling initiative. Partially offsetting the first quarter growth in personal property lines was a 15.9% reduction in personal auto lines, primarily from our continued de-emphasis of nonstandard personal auto products, but also from increasing competition in the standard personal auto markets. Net insurance premiums earned in Q1 2006 in Personal Lines declined by 3.7% from the level reported in the comparable prior-year quarter due in part to the impact of higher reinsurance costs, primarily higher property catastrophe reinsurance costs, and reductions in the personal auto lines.

Future quarters will benefit from the fact that Republic has received approval for a 7.0% average rate increase in Texas personal property insurance and a 17.7% average rate increase for Louisiana personal property insurance to offset the higher cost of reinsurance. These average increases vary by territory based upon actuarial justification. The impact on net insurance premiums earned from the approved personal property rate increases in Texas and Louisiana will become significant starting with the third quarter 2006.

The combined ratio for Personal Lines was 91.2% for Q1 2006, 17.6 points higher than the comparable period in 2005, and net income in Personal Lines declined to $2.8 million from $6.5 million. The Q1 2006 Personal Lines loss ratio increased 12.3 points over the prior year quarter primarily due to the impact of the higher reinsurance premiums on the loss ratio denominator (net insurance premiums earned) and from an increase in the loss ratio on personal property lines. The increased loss ratio on personal property lines was primarily the result of increased average loss severity in Texas and Louisiana exposures, which, while not directly resulting from the major hurricane activity, may have been caused by anomalies associated with the catastrophic events. The continuing higher demand for materials and contractors from hurricane claims has impacted the cost of subsequent non-catastrophe related losses. Personal property results were also positively impacted in Q1 2005 by a $1.4 million favorable loss development, which improved the combined ratio for Personal Lines by approximately 4.3 points in Q1 2005. Other factors contributing to the deterioration in the Personal Lines combined ratio in Q1 2006 were higher reinsurance costs (2.3 points); an underwriting loss in personal auto lines of $0.4 million in Q1 2006 compared to a net underwriting income of $1.3 million in Q1 2005 (5.4 points), and an increase in the expense ratio to 38.1% in 2006 from 32.8% in 2005, primarily reflecting the new expenses associated with being a public company.

Throughout Q1 2006 we continued to process the few pending claims from Hurricanes Katrina and Rita. Our previously reported estimated ultimate loss and loss adjustment expenses from Hurricanes Katrina and Rita of $45.3 million and $47.2 million, respectively, have proved to be adequate, since these estimates included the effects of contingencies such as a surge in demand for products and services. The financial effects of these storms remain well within the protections provided by our catastrophe reinsurance treaties as previously reported. Further, the support of our reinsurance partners continues to be exemplary, and we have not experienced any collectibility issues regarding reinsurance recoverables.

Commercial Lines gross written premiums grew 9.3% in Q1 2006 compared to Q1 2005. The increase was well diversified across our target markets and business classes including our farm and ranch initiative. We continue to replace purposeful non-renewals in certain classes of business that have been de-emphasized with business in target areas of opportunity.

Net insurance premiums earned by Commercial Lines in Q1 2006 increased 5.9% over Q1 2005. Improvements in underwriting results and higher investment income were the principal contributors to the $1.0 million increase in the first quarter net income. The Commercial Lines combined ratio was 98.8% for the quarter, 6.5 points better than in Q1 2005. Embedded in the Q1 2006 combined ratio improvement is a 12.8 point improvement in the loss ratio from the prior year, primarily driven by a significant improvement in the casualty lines resulting from the re-underwriting initiatives of prior years. Partially offsetting this improvement were a 6.3 point increase in the expense ratio driven by higher costs related to public ownership and the cost of system installations for which the related productivity benefits have not yet been realized. In addition, the Q1 2005 loss ratio was negatively impacted by $2.7 million of unfavorable loss and loss adjustment expense reserve development for commercial casualty lines (16.5 points).

Gross written premiums in Program Management were 18.7% higher, quarter-over-quarter, primarily reflecting the development of our new program for voluntary non-subscribers who choose to opt out of the Texas Workers Compensation system and growth in the commercial auto/small casualty premiums produced by Texas General Agency ("TGA"), our long-standing and largest managing general agent relationship.

Net insurance premiums earned in Program Management during Q1 2006 were 74.4% higher than in Q1 2005, primarily because Republic began retaining a larger share of business produced by TGA in 2006 and growth in the non-subscriber program implemented in the second quarter of 2005. The combined ratio in Program Management of 90.7% for Q1 2006 was 14.6 points better than in Q1 2005 primarily because of a substantial improvement in the business produced by TGA and because of the profitability of our non-subscriber programs. In Q1 2005, the TGA results included auto insurance losses that were significantly higher than normal. Overall, these factors and increased investment income resulted in an increase in Program Management net income to $1.9 million.

Insurance Services produced a 24.4% quarter-over-quarter increase in gross written premiums, driven by increases in premium volume derived from programs fronted by Republic. These premiums are produced primarily by several large, national carriers but also by regional carriers who meet our credit and financial strength guidelines. As the issuing carrier, Republic earns a fee for its services on these programs but retains none of the related underwriting risk. Net income of $1.3 million for Q1 2006 was significantly higher than Q1 2005. Contributing to this increase was an increase in Other Income of 34.5%, quarter-over-quarter, primarily from the sale of certain unused assets and from fees on a higher volume of fronted premiums. Also, the equity earnings of Seguros Atlas, a well-established Mexican multi-line insurance company in which Republic holds a 30% ownership interest, were 84.6% higher than in the prior year quarter, driven primarily by increases in investment income. A partial offset to the increases in Other Income and equity earnings was higher interest expense reflecting the facts that the Company's $20.0 million senior note was not outstanding for the full first quarter in 2005 and the level of interest rates on outstanding loans has risen over the past year.

Net investment income for the Company in Q1 2006 of $3.5 million represented a 51.2% increase over Q1 2005. The primary factors contributing to this increase are a larger investment portfolio and increases in short-term interest rates.

Reported net income per common share comparisons between the first quarters of 2006 and 2005 are distorted for comparative purposes by the effects of the preferred stock that was outstanding prior to Republic's August 2005 IPO and the additional shares issued in the IPO to retire this preferred stock. Since all of the net proceeds from the IPO were used to redeem preferred stock, we believe a meaningful supplemental comparison of the Q1 2005 net income per common share can be computed using the pro forma 13.7 million basic and diluted weighted average shares that would have been outstanding during Q1 2005 if the IPO had occurred on January 1, 2005. On this pro forma basis, the Q1 2005 basic and diluted net income per common share would have been $0.54. See comments regarding non-GAAP measures in the footnote above.

Shareholders' equity as of March 31, 2006 was $167.3 million, an increase over the $164.5 million at December 31, 2005. The principal elements contributing to this net increase were $6.9 million of income, partially offset by an increase in net-of-tax unrealized losses of $2.3 million from the investment portfolio as a result of rising interest rates, and common stock cash dividends of $1.7 million.

2006 Guidance
Republic reaffirms its previously announced guidance for double digit premium growth in 2006 and a 13 - 15% return on average equity. Investors are advised to read the precautionary statement regarding forward-looking information included in this press release and in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov).

Supplemental Consolidated Information
Supplemental comparative summary consolidated and segment results of operations and key financial measures for the three months ended March 31, 2006 and 2005 will be posted to the Company's website.

Conference Call
The Company will conduct a teleconference call to discuss information included in this news release and related matters at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, May 5, 2006. Investors may access the call telephonically by dialing 800 291 9234 with pass code 24556717 approximately 10 minutes prior to the scheduled start time. International callers may access the call telephonically by dialing 617 614 3923 with pass code 24556717. To listen to a simultaneous internet broadcast, go to the Event Calendar within the Investor Relations section of our website www.RepublicGroup.com. The conference call will be available for replay through May 12, 2006 by dialing 888 286 8010 with the pass code 80788484. International callers may access the replay by dialing 617 801 6888 with pass code 80788484.

Quiet Period
The Company observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the first quarter started April 1, 2006 and will extend through May 8, 2006.

About Republic
Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. This focus on a large, rapidly growing region allows Republic to participate in profitable underserved niche opportunities. We have written insurance in Texas consistently throughout our entire 102-year history and have developed deep market knowledge and a loyal network of independent agents and managing general agents who provide us with access to what we believe are among the most profitable clients and market segments. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our IPO in August 2005.

Precautionary Statement Regarding Forward-Looking Information
Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words "expect", "intend", "plan", "believe", "project", "estimate", "may", "should", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should carefully consider these factors. We believe that these factors include but are not limited to the following: ineffectiveness or obsolescence of our business strategy due to changes in current or future insurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, agents or customers; changes in the level of demand for independent agents and managing general agents and our insurance products and services, including new products and services; changes in the insurance product pricing environment; changes in the availability, cost or quality of reinsurance, failure of our reinsurers to pay claims timely or at all, or inability to recover increases in reinsurance costs; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies, including any loss limitation methods and emerging claim and coverage issues; changes in accounting policies or practices; unavailability of future capital or availability of future capital on unfavorable terms; a few large stockholders may be able to influence stockholder decisions, which may conflict with other stockholder interests; and general economic conditions, including inflation and other factors.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other precautionary statements described in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact
Michael E. Ditto, Esq.
Vice President, General Counsel and Secretary
972 788 6000